Exhibit 99.1

Post Office Box 1227 Mount Airy, North Carolina 27030 Telephone: (336) 783-3900 Fax: (336) 789-3687 Email: surreybank@surreybank.com

For Immediate Release	For additional information, please contact
July 30, 2009	Ted Ashby, CEO, or Mark Towe, CFO
(336) 783-3900

Surrey Bancorp Reports Second Quarter Net Income of $416,151

MOUNT AIRY, NC - Surrey Bancorp (the “Company”, OTC Bulletin Board: SRYB), the holding company for Surrey Bank & Trust, today reported earnings for the second quarter of 2009.

For the quarter ended June 30, 2009, net income totaled $416,151 or $0.11 per fully diluted share, compared with $435,258, or $0.12 per fully diluted common share earned during the second quarter of 2008.

The decrease results from an increase in noninterest expenses that more than offset an increase in net interest income and a decrease in the provision for loan losses. Net interest income increased 8.8 percent from $1,676,055 in the second quarter of 2008 to $1,823,276 for the same period in 2009. The continued downward repricing of deposits during the second quarter was largely responsible for the improvement in the margin. The provision for loan losses decreased from $93,930 in the second quarter of 2008 to a recapture of $720 for the same period in 2009. Significant reserves recognized in the first quarter of 2009, coupled with a reduction in net loans during the second quarter, lead to this decrease. Noninterest income decreased 1.8 percent to $571,806, compared to $582,494 reported for the quarter ended June 30, 2008. This change is due primarily to a reduction in service charges on deposit accounts. Noninterest expenses increased 16.0 percent from $1,509,320 in the second quarter of 2008, to $1,750,488 in the second quarter of 2009. Most of this increase is associated with salaries, employee benefits, and other noninterest expense. Salaries and benefits increased due to normal merit increases and incentive accrual differences between the 2009 and 2008 quarters end. Other noninterest expense increased 20.5 percent from $486,923 in the second quarter of 2008 to $586,544 in 2009. This is the result of increased FDIC insurance premiums and the FDIC’s special assessment which was accrued at June 30, 2009. FDIC insurance premiums increased 471 percent from $25,470 in 2008 to $145,415 in the quarter ended June 30, 2009. The special assessment amounted to approximately $90,000.

Loan loss reserves were $3,939,916 or 2.27 percent of total loans as of June 30, 2009. Non-performing assets were 0.38 percent of total assets at June 30, 2009, compared to 0.18 percent on that date in 2008. At June 30, 2009, the allowance for loan loss reserves equals 143 percent of impaired and non-performing assets, net of government guarantees.

Total assets were $204,477,965 as of June 30, 2009, a decrease of 0.7 percent from $205,970,993 reported as of June 30, 2008. Total deposits were $164,369,235 at quarter-end 2009, a 1.1 percent increase from the $162,500,682 reported at the end of the second quarter of 2008. Net loans decreased 1.1 percent to $169,908,448, compared to $171,881,600 at June 30, 2008.

Net income for the six months ended June 30, 2009, was $1,401,819, or $0.37 per diluted share, compared to $839,143, or $0.23 per diluted share, for the same period in 2008.

About Surrey Bancorp

Surrey Bancorp is the bank holding company for Surrey Bank & Trust (the “Bank”) and is located at 145 North Renfro Street, Mount Airy, North Carolina. The Bank operates full service branch offices at 145 North Renfro Street, 1280 West Pine Street and 2050 Rockford Street in Mount Airy. Full-service branch offices are also located at 653 South Key Street in Pilot Mountain, North Carolina, and 940 Woodland Drive in Stuart, Virginia.

Surrey Bank & Trust is engaged in the sale of insurance through its wholly owned subsidiary, SB&T Insurance, located at 199 North Renfro Street in Mount Airy. The Bank also owns Surrey Investment Services, Inc., which provides full-service brokerage and investment advice through an association with UVest Financial Services, and Freedom Finance, LLC, a sales finance company located at 165 North Renfro Street in Mount Airy.

Surrey Bank & Trust can be found online at www.surreybank.com.

Non-GAAP Financial Measures

This report refers to the overhead efficiency ratio, which is computed by dividing non-interest expense by the sum of net interest income and non-interest income. This is a non-GAAP financial measure that we believe provides investors with important information regarding our operational efficiency. Comparison of our efficiency ratio with those of other companies may not be possible, because other companies may calculate the efficiency ratio differently. Such information is not in accordance with generally accepted accounting principles in the United States (GAAP) and should not be construed as such. Management believes such financial information is meaningful to the reader in understanding operating performance, but cautions that such information not be viewed as a substitute for GAAP. Surrey Bancorp, in referring to its net income, is referring to income under GAAP.

Forward Looking Statements

Information in this press release contains “forward-looking statements.” These statements involve risks and uncertainties that could cause actual results to differ materially, including without limitation, the effects of future economic conditions, governmental fiscal and monetary policies, legislative and regulatory changes, the risks of changes in interest rates and the effects of competition. Additional factors that could cause actual results to differ materially are discussed in Surrey Bancorp’s recent filings with the Securities and Exchange Commission, included but not limited to its Annual Report on Form 10-K and its other periodic reports.

SURREY BANCORP

CONSOLIDATED FINANCIAL HIGHLIGHTS

(Dollars in thousands, except per share amounts)

	June 30 2009	December 31 2008	June 30 2008
	(unaudited)		(unaudited)
Total assets	$204,478	$204,178	$205,971
Total loans	173,848	175,446	174,824
Investments	17,366	19,912	21,535
Deposits	164,369	163,747	162,501
Borrowed funds	10,450	12,440	13,702
Stockholders’ equity	27,756	24,383	23,740
Non-performing assets to total assets	0.38%	0.29%	0.18%
Loans past due more than 90 days to total loans	0.02%	0.02%	0.01%
Allowance for loan losses to total loans	2.27%	1.92%	1.68%
Book value per common share	$7.24	$6.87	$6.67

SURREY BANCORP

CONSOLIDATED FINANCIAL HIGHLIGHTS

(Dollars in thousands, except per share amounts)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2009	2008	2009	2008
Interest income	$2,657	$3,058	$5,305	$6,437
Interest expense	834	1,382	1,758	2,973
Net interest income	1,823	1,676	3,547	3,464
Provision for loan losses	(1)	94	754	236
Net interest income after provision for loan losses	1,824635	1,582	2,793	3,228
Noninterest income	572	582	2,147	1,150
Noninterest expense	1,751	1,509	3,380	3,122
Net income before taxes	645	655	1,560	1,256
Provision for income taxes	229	220	158	417
Net income	416	435	1,402	839
Preferred stock dividend declared	65	30	127	59
Net income available to common shareholders	$351	$405	$1,275	$780
Basic net income per share	$0.11	$0.13	$0.40	$0.25
Diluted net income per share	$0.11	$0.12	$0.37	$0.23
Return on average total assets *	0.80%	0.86%	1.36%	0.83%
Return on average total equity *	6.02%	7.37%	10.38%	7.18%
Yield on average interest earning assets	5.46%	6.35%	5.50%	6.65%
Cost of funds	1.87%	3.13%	1.98%	3.35%
Net yield on average interest earning assets	3.74%	3.48%	3.67%	3.58%
Overhead efficiency ratio	73.09%	66.83%	59.36%	67.66%
Net charge-offs/average loans	0.04%	0.02%	0.10%	0.04%

*	annualized for all periods presented